Exhibit 10-28

POWER PURCHASE AGREEMENT

BETWEEN

CONSTELLATION POWER SOURCE, INC.

AND

ROCHESTER GAS AND ELECTRIC CORPORATION

DATED AS OF

NOVEMBER 24, 2003

CONFIDENTIAL

POWER PURCHASE AGREEMENT

        This Power Purchase Agreement (this "Agreement"), dated as of November 24, 2003 by and between Constellation Power Source, Inc. ("SELLER"), a Delaware corporation with offices located in Baltimore, Maryland, and Rochester Gas And Electric Corporation ("BUYER"), a New York corporation with offices located in Rochester, New York (SELLER and BUYER are each referred to herein as a "Party", and collectively as the "Parties").

WITNESSETH:

        WHEREAS, an affiliate (the "Transaction Affiliate") of SELLER and BUYER have entered into an Asset Purchase Agreement dated as of November 24, 2003 (the "APA") pursuant to which BUYER has agreed to sell, and Transaction Affiliate has agreed to purchase, the R.E. Ginna Nuclear Power Plant and certain facilities and other assets associated therewith and ancillary thereto (collectively, the "Plant");

        WHEREAS, simultaneously with the execution of this Agreement, Transaction Affiliate and BUYER have executed an Interconnection Agreement dated as ofNovember 24, 2003 (the "ICA") governing the terms of interconnection of the Plant with the Transmission System, as that term is defined in the ICA; and

        WHEREAS, on or before the Closing (as defined herein), Transaction Affiliate and SELLER will have executed a power purchase agreement under which capacity and energy produced by the Plant will be sold by Transaction Affiliate to SELLER, which capacity and energy will then be sold by SELLER to BUYER in accordance with the terms of this Agreement.

        NOW, THEREFORE, in consideration of these premises, the mutual agreements set forth herein and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

  DEFINITIONS.

  In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meaning stated below when used in this Agreement:

  1.1    "Affiliate" means, with respect to a Party, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Party.

  1.2    "Ancillary Services" shall mean those services necessary to support the transmission of Energy from generators to loads, while maintaining reliable operation of the New York State power system in accordance with Good Utility Practice and reliability rules. Ancillary Services include scheduling, system control and dispatch service, reactive supply and voltage support service, regulation and frequency response service, energy imbalance service, operating reserve service (including spinning reserve, 10-minute non-synchronized reserves and 30-minute reserves), and black start capability, all as defined in Section 2.4 and Schedules 1-5 of the NYISO Services Tariff.

  1.3    "Availability Factor" shall equal 1 less the NYISO-determined equivalent forced outage rate applicable to a particular Capability Period.

  1.4    "Base Energy" shall have the definition set forth in Section 5.1(a).

  1.5    "Base Unforced Capacity" shall have the definition set forth in Section 4.1.

  1.6    "Bilateral Transaction" shall mean a transaction between two or more parties for the purchase and/or sale of Unforced Capacity and/or Energy, as defined in Section 2.16 of the NYISO Services Tariff.

  1.7    "Breaching Party" shall have the definition set forth in Section 10.1.3(a).

  1.8    "Business Day" means a 24-hour period ending at 5:00 p.m. prevailing Eastern Time, other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York, New York are authorized by law, or other governmental action, to close.

  1.9    "Capability Period" shall mean six-month periods which are established as follows:  (a) from May 1 through October 31 of each year ("Summer Capability Period"); and (b) from November 1 of each year through April 30 of the following year ("Winter Capability Period"), as defined in Section 2.17 of the NYISO Services Tariff.

  1.10   "Capability Period Percentage" shall mean the applicable percentage so identified on Schedule B.

  1.11   "Capacity Price" shall mean the applicable price so identified in Schedule A.

  1.12   "Claiming Party" shall have the definition set forth in Section 22.2.

  1.13   "Closing" shall have the definition set forth in the APA.

  1.14   "Closing Date" shall have the definition set forth in the APA.

  1.15   "Company Representative" shall have the definition set forth in Section 11.1.

  1.16   "Contract Energy" shall mean either the Base Energy or Incremental Energy that has been scheduled by SELLER, in accordance with this Agreement.

  1.17   "Contract Price" shall mean the Monthly Price or the Capacity Price, as applicable.

  1.18   "Contract Unforced Capacity" shall mean the sum of the Base Unforced Capacity and the Uprated Capacity.

  1.19   "Contract Year" shall mean each twelve (12) month period during the Term, starting with the Initial Day.

  1.20   "Credit Rating" shall mean, with respect to an entity on any date of determination, the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third-party credit enhancement) by Standard & Poor's Rating Group (a division of McGraw-Hill), Moody's Investors Service, Inc., or their respective successors.

  1.21   "Day-Ahead Market" or "DAM" shall mean the NYISO administered market in which Energy and/or Ancillary Services are scheduled and sold day-ahead consisting of the day-ahead scheduling process, price calculations and settlements, as defined at Definition 1.7d of the NYISO OATT.

  1.22   "DAM Base Net Electric Output" shall mean, for any hour, the Day-Ahead Market expected Energy production to be generated by the Plant less (a) the Energy used to operate the Plant, but excluding Off-Site Power Service (as such term is defined in the ICA) used to operate the Plant, (b) the Energy used in the delivery of electric power to the Delivery Point (i.e., losses), and (c) the Day-Ahead Market scheduled Energy production associated with the Uprated Capacity applicable to that hour; provided, however, that for purposes of this Agreement, such DAM Base Net Electric Output shall not be less than zero. Such DAM Base Net Electric Output shall be estimated using Good Utility Practice.

  1.23   "DAM Incremental Net Electric Output" shall mean, for any hour, the Day-Ahead Market expected Energy production to be generated by the Plant and associated with the Uprated Capacity applicable to that hour; provided, however, that for purposes of this Agreement, such DAM Incremental Net Electric Output shall not be less than zero. Such DAM Incremental Net Electric Output shall be estimated using Good Utility Practice.

  1.24   "Delivery Point" shall mean the "Delivery Point" as that term is defined in the ICA and as indicated on the one-line diagram included as part of Appendix A of the ICA.

  1.25   "Dependable Maximum Net Capability" or "DMNC" shall mean the sustained maximum net output of the Plant, as demonstrated by the performance of a test or through actual operation, averaged over a continuous period of time, and as defined in Section 2.40 of the NYISO Services Tariff.

  1.26   "Early Termination Date" shall have the meaning set forth in Section 10.2.

  1.27   "Effective Date" shall mean the date of the Closing.

  1.28   "Energy" shall mean a quantity of electricity that is bid, produced, consumed, sold, or transmitted over a period of time, and measured or calculated in megawatt hours ("MWh").

  1.29   "Energy Price" shall mean the prices so identified in Schedule A.

  1.30   "Force Majeure" shall have the definition set forth in Section 22.1.

  1.31   "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or generally accepted by the electric generation, transmission, and distribution industry in the same geographic region in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expediency, and compliance with applicable laws and regulations. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to acceptable practices, methods, or acts generally accepted in the generation, transmission, and distribution industry in the United States. Good Utility Practice shall include any of the practices, methods, and acts endorsed or enacted by the Nuclear Regulatory Commission, the North American Electric Reliability Council, the Northeast Power Coordinating Council, the New York State Reliability Council, the System Operator (as defined in the ICA), the NYISO, the Federal Energy Regulatory Commission, the New York Public Service Commission, the Occupational Safety and Health Administration, or a regional transmission organization, as they may be amended or superseded, including the methods, practices and acts of any successor organization to the foregoing entities.

  1.32   "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  1.33   "Impaired Party" shall have the definition set forth in Section 21.1.

  1.34   "Incremental Energy" shall have the definition set forth in Section 5.1(b).

  1.35   "Incremental Unforced Capacity" shall have the definition set forth in Section 4.2.

  1.36   "Initial Day" shall have the definition set forth in Section 3.1.

  1.37   "Interim Period" shall have the definition set forth in Section 3.2.

  1.38   "Interest Rate" means, for any date, the interest equal to the prime rate of Citibank (or its successor) as may from time to time be published in The Wall Street Journal under "Money Rates", plus two percent (2%).

  1.39   "Investment Grade" shall mean having a Credit Rating of Baa3 or better by Moody's Investor's Service, Inc. (or its successor), or BBB- or better by Standard & Poor's Rating Group (a division of McGraw Hill) (or its successor).

  1.40   "Monthly Off-Peak Price" shall mean the product of (a) the Energy Price times (b) the Off-Peak Monthly Energy Price Factor for the applicable calendar month, such prices and factors being set forth in Schedules A and C, respectively.

  1.41   "Monthly On-Peak Price" shall mean the product of (a) the Energy Price times (b) the On-Peak Monthly Energy Price Factor for the applicable calendar month, such prices and factors being set forth in Schedules A and C, respectively.

  1.42   "Monthly Price" shall mean the Monthly Off-Peak Price or the Monthly On-Peak Price, as applicable.

  1.43   "New York Control Area" or "NYCA" shall have the meaning as defined Section 2.110 of the NYISO Services Tariff.

  1.44   "New York Independent System Operator" or "NYISO" shall mean the not-for-profit corporation established in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of, to provide equal access to, and to maintain the reliability of the bulk-power transmission system in New York State, or any successor organization.

  1.45   "Non-Breaching Party" shall have the definition set forth in Section 10.1.3.

  1.46   "NYISO Installed Capacity Manual" shall mean NYISO Installed Capacity Manual, version 4.0, as amended and superseded.

  1.47   "NYISO OATT" shall mean the New York Independent System Operator Open Access Transmission Tariff revised as of 12/27/99, as amended and superseded.

  1.48   "NYISO Services Tariff" shall mean the New York Independent System Operator Market Administration and Control Area Services Tariff revised as of 11/17/99, as amended and superseded.

  1.49   "Off-Peak" shall mean the hours between 11:00 p.m. and 7:00 a.m., inclusive, prevailing Eastern Time, Monday through Friday, and all hours on Saturday and Sunday, and NERC-defined holidays, or as otherwise decided by the NYISO.

  1.50   "On-Peak" shall mean the hours between 7:00 a.m. and 11:00 p.m. inclusive, prevailing Eastern Time, Monday through Friday, except NERC-defined holidays, or as otherwise decided by the NYISO.

  1.51   "Performance Assurance" shall have the definition set forth in Section 21.2.

  1.52   "Replacement Price" shall mean the price at which BUYER, acting in a commercially reasonable manner, purchases at the Delivery Point replacement Contract Energy and/or Contract Unforced Capacity not scheduled, delivered or provided by SELLER as required pursuant to this Agreement, plus (a) costs reasonably incurred by BUYER in purchasing such Contract Energy and/or Contract Unforced Capacity (excluding Taxes for which BUYER would otherwise be responsible under Section 5.5), and (b) additional transmission charges, if any, reasonably incurred by BUYER to the Delivery Point for such Contract Energy and/or Contract Unforced Capacity not scheduled, delivered or provided as determined by BUYER in a commercially reasonable manner; provided, however, in no event shall BUYER be required to utilize or change its utilization of its own or controlled assets or market positions to minimize SELLER's liability; and, provided further, however, that in no event shall the Replacement Price for Unforced Capacity be greater than the NYISO deficiency charge as defined on Sheet No. 144A of the NYISO Services Tariff.

  1.53   "Requesting Party" shall have the definition set forth in Section 21.1.

  1.54   "Rest of State" shall mean such Load Zones described in the NYISO Services Tariff, which as of the Effective Date includes all New York Control Area LBMP Load Zones other than LBMP Load Zones J and K.

  1.55   "Sales Price" shall mean the price at which SELLER, acting in a commercially reasonable manner, resells at the Delivery Point any Contract Energy and/or Contract Unforced Capacity not accepted by BUYER, deducting from such proceeds any (a) costs reasonably incurred by SELLER in reselling such Contract Energy and/or Contract Unforced Capacity, and (b) additional transmission charges, if any, reasonably incurred by SELLER in delivering such Contract Energy and/or Contract Unforced Capacity to the third party purchasers; provided, however, in no event shall SELLER be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize BUYER's liability.

  1.56   "Settlement Amount" shall have the meaning as set forth in Section 10.3.

  1.57   "Term" shall have the definition set forth in Section 3.1.

  1.58   "Unforced Capacity" shall mean Unforced Capacity, as that term is defined in Section 2.194a of the NYISO Services Tariff, or a successor product if Unforced Capacity is replaced by a different capacity or reliability product, which qualifies as NYISO Rest of State and that otherwise satisfies all of the NYISO's current and future Unforced Capacity requirements (or the requirements of Unforced Capacity's successor product) contained in the NYISO Services Tariff, including the NYISO Installed Capacity Manual, rules and procedures.

  1.59   "Uprate Notice" shall have the definition set forth in Section 4.2.

  1.60   "Uprated Capacity" shall mean the total amount of Incremental Unforced Capacity for a Capability Period.

  CONDITION PRECEDENT.

  It is a condition precedent to the obligations of SELLER and BUYER under this Agreement that the Closing shall have occurred. This Agreement shall become effective, subject to Article 14, on the Effective Date. Notwithstanding any other provision of this Agreement, this Agreement shall become ineffective and shall terminate automatically if the APA terminates, without the Closing occurring and the Plant being transferred to the Transaction Affiliate.

  TERM.

  3.1     Base Term. The term of this Agreement (the "Term") shall commence after the Effective Date on the first day of the month following the month in which the Effective Date occurs (the "Initial Day") and shall expire at 12:00 midnight prevailing Eastern Time on the day immediately prior to the day that is the tenth (10th) year anniversary of the Initial Day.

  3.2     Interim Period. BUYER shall provide an invoice to SELLER on or before the tenth (10th) day of the month following the month in which the Closing Date occurs showing the quantity of Unforced Capacity credit received by BUYER at the Delivery Point for the period from the Closing Date to the day immediately before the Initial Day (the "Interim Period"), and the quantity of Energy delivered to BUYER at the Delivery Point during the Interim Period. The invoice shall be accompanied by (a) a payment by BUYER for that invoiced quantity of Unforced Capacity, which payment will equal the product of (i) the amount of invoiced Unforced Capacity, and (ii) the applicable Capacity Price set forth in Schedule A for the Interim Period, and (b) a payment by BUYER for that invoiced quantity of Energy, which payment will equal the product of (i) the amount of invoiced Energy, and (ii) the applicable Monthly Price for the Interim Period. No later than two (2) Business Days before the Closing Date, SELLER and BUYER shall enter into an appropriate billing and scheduling arrangement to ensure that the SELLER receives proper compensation, in accordance with this Section 3.2, for the Unforced Capacity and Energy provided and delivered to BUYER during the Interim Period.

  UNFORCED CAPACITY.

  4.1     Base Unforced Capacity. SELLER shall schedule and provide to BUYER, and BUYER shall accept and pay SELLER for, an amount of Unforced Capacity ("Base Unforced Capacity"), for each Capability Period, or portion thereof, during the Term, equal to the product of (a) the applicable Capability Period Percentage, (b) the DMNC of the Plant for that Capability Period, and (c) the Availability Factor.

  4.2     Incremental Unforced Capacity. The amount of Unforced Capacity to be provided to and purchased by BUYER pursuant to this Agreement shall be increased in the following amounts: (a) five percent (5%) of the Base Unforced Capacity (the "First Uprate"), and (b) twelve percent (12%) of the Base Unforced Capacity (the "Second Uprate") as in effect prior to the First Uprate. Each of the First Uprate and the Second Uprate will become effective after SELLER's provision of a written notice to BUYER of such effectiveness (an "Uprate Notice"), which notice shall be provided no later than sixty (60) days prior to the start of the Capability Period in which BUYER anticipates the respective uprate will take effect; provided however, that the First Uprate will become effective no earlier than the first day of the twenty-ninth (29th) full calendar month after the Effective Date and the Second Uprate will become effective no earlier than the first day of the forty-seventh (47th) full calendar month after the Effective Date. The amount of increased Unforced Capacity set forth in an Uprate Notice shall be referred to as "Incremental Unforced Capacity." With SELLER'S delivery of an Uprate Notice to BUYER, the Uprated Capacity in effect from the date set forth in such Uprate Notice shall increase by the amount of Incremental Unforced Capacity set forth in such Uprate Notice; provided however, that SELLER shall not be obligated to provide such Incremental Unforced Capacity if the associated uprate at the Plant has not been completed by the date set forth in the Uprate Notice; and provided further, that any delay in the provision of Incremental Unforced Capacity by SELLER by the date set forth in an Uprate Notice shall not foreclose SELLER from providing such Incremental Unforced Capacity to BUYER at a later date during the same Capability Period upon as much notice to BUYER as is practicable. SELLER shall schedule and provide to BUYER, and BUYER shall accept and pay for, the Uprated Capacity for each Capability Period, or portion thereof, during the Term equal to the product of (a) the applicable Capability Period Percentage, (b) the applicable Uprated Capacity during that Capability Period, and (c) the Availability Factor. If and when Uprated Capacity becomes available to BUYER under this Agreement, it shall remain in effect only during the remainder of the Term.

  4.3     NYISO. SELLER shall use good faith efforts, including the timely filing of required documents with the NYISO, to ensure that the specified amounts of Contract Unforced Capacity are properly credited to BUYER; provided, however, in no event will SELLER be required to contract for, or take any other measure to obtain, additional Unforced Capacity to satisfy its obligations under this Article 4.

  ENERGY.

  5.1     Sale of Energy. During the Term, SELLER agrees to schedule, deliver and sell, and BUYER agrees to accept delivery of and purchase, at the Delivery Point, Contract Energy.

         (a)    Base Energy. During each hour of each Capability Period, or portion thereof, of the Term, SELLER shall schedule and deliver to the Delivery Point, and BUYER shall accept, an amount of Energy equal to the product of (i) the applicable Capability Period Percentage times (ii) the DAM Base Net Electric Output (such amount of Energy defined herein as the "Base Energy").

         (b)   Incremental Energy. During each hour of each Capability Period, or portion thereof, of the Term, SELLER shall schedule and deliver, and BUYER shall accept, an amount of Energy equal to the product of (i) the applicable Capability Period Percentage times (ii) the DAM Incremental Net Electric Output (such amount of Energy defined herein as the "Incremental Energy").

  5.2     Scheduling. The Parties agree that this Agreement is "unit contingent" and, as such, SELLER shall not be obligated to schedule or deliver any amount of Energy except as otherwise provided in Section 5.1 and this Section 5.2. SELLER shall be obligated to (a) schedule the amounts of Base Energy and Incremental Energy described in Section 5.1, and (b) deliver what is scheduled, both as provided in Section 5.1 and Section 5.2.

       5.2.1   Scheduling of Contract Energy. SELLER shall provide the NYISO with a schedule for a Bilateral Transaction in the Day-Ahead Market, in accordance with the NYISO Services Tariff, for the Contract Energy to be delivered to BUYER under Section 5.1 of this Agreement. SELLER shall be solely responsible for all charges imposed by the NYISO as a result of any failure by SELLER to deliver the amount of Contract Energy specified in the Bilateral Transaction schedule to the Delivery Point. BUYER shall be solely responsible for all charges imposed by the NYISO as a result of any failure by BUYER to receive or accept the amount of Contract Energy specified in the Bilateral Transaction.

       5.2.2   NYISO. In addition to those steps described in Section 5.2.1, SELLER shall use good faith efforts, including the timely filing of required documents with the NYISO, to cause the Contract Energy that is scheduled hereunder to be delivered to BUYER at the Delivery Point.

       5.2.3   Modifications of NYISO Rules or Procedures. To the extent that a modification or change in NYISO-adopted rules or procedures which are effective as of the date of this Agreement (including but not limited to, a modification or change to the NYISO OATT, the NYISO Services Tariff or the NYISO Installed Capacity Manual) affects the administrative process of scheduling so as to impact a Party's ability to schedule, the Parties agree to cooperate to achieve the scheduling of the Contract Energy and Contract Unforced Capacity in the most efficient and cost effective manner; provided, however, that if achieving such scheduling would have a material economic effect on either Party, then the Parties shall negotiate a reasonable arrangement to share the additional costs of such scheduling.

  5.3     Other Costs. With regard to Contract Energy delivered by SELLER to BUYER pursuant to this Agreement at the Delivery Point, SELLER shall bear no cost or liability for the Contract Energy beyond the Delivery Point.

  5.4     Title and Risk of Loss. Title and risk of loss transfers from SELLER to BUYER upon receipt of the Contract Energy at the Delivery Point.

  5.5     Taxes. Taxes applicable to the Energy delivered by SELLER to BUYER pursuant to this Agreement, or to transactions involving such Energy (other than taxes based on SELLER's and/or BUYER's net income), shall be borne by BUYER if related to the period or arising at or after receipt at the Delivery Point of such Energy, and shall be borne by SELLER if related to the period or arising before receipt at the Delivery Point of such Energy.

  5.6     Outages. SELLER shall schedule all Plant outages consistent with Good Utility Practice, and in accordance with the terms of the ICA. SELLER shall provide BUYER with as much advance notice as possible of scheduled outages, unscheduled outages, power reductions, and deratings. Except as may reasonably be required by Good Utility Practice, SELLER shall not schedule any portion of a refueling outage during the months of June, July or August.

  OTHER PRODUCTS AND SALES.

  This Agreement does not provide for the delivery, provision, or sale of any Ancillary Services to BUYER. Nothing herein shall require SELLER to deliver, provide, or sell any Ancillary Services to BUYER. Nothing herein shall preclude SELLER from selling any Ancillary Service, Energy, Unforced Capacity or other product or service or quantity thereof associated with the Plant that is not needed to fulfill SELLER's obligations hereunder.

  PRICE.

  The price for both Unforced Capacity (Base and Incremental) and Contract Energy (Base and Incremental) provided pursuant to Articles 4 and 5 respectively of this Agreement shall be determined using the data set forth in Schedules A and C. The amounts payable by BUYER to SELLER shall be calculated monthly, and shall be equal to the sum of the following:

         (a)    the amount of Contract Energy (in MWh) delivered by SELLER to the Delivery Point, or otherwise received by BUYER at the Delivery Point, each hour during the preceding month multiplied by the applicable Monthly Price; and

         (b)    the amount of Contract Unforced Capacity (in kW/month) provided by SELLER during the preceding month multiplied by the applicable Capacity Price.

  Except as set forth in this Article 7, no other amount shall be payable by BUYER to SELLER for Contract Unforced Capacity or Contract Energy provided or delivered, as applicable, by SELLER pursuant to this Agreement.

  BILLINGS AND PAYMENTS.

  8.1     Payment. On or before the tenth (10th) day of each month, SELLER shall provide BUYER with an invoice setting forth (a) the quantity of Contract Energy (in MWh) which was delivered to BUYER, or otherwise received by BUYER, at the Delivery Point in the preceding month, (b) and the amount of Unforced Capacity (in kW/month) credited to BUYER by the NYISO for the preceding month. BUYER shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to SELLER's invoice instructions, on the later of fifteen days from receipt of SELLER's invoice or the twentieth (20th) day of the calendar month in which the invoice is rendered. In the event the twentieth (20th) day is not a Business Day, then payment shall be made upon the next following Business Day.

  8.2     Overdue Payments. Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

  8.3     Billing Dispute. If BUYER, in good faith, disputes an invoice, BUYER shall notify SELLER in writing within ten (10) Business Days of receipt of the invoice of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date. If any amount withheld under dispute by BUYER is ultimately determined (under the terms herein) to be due to SELLER, it shall be paid within three (3) Business Days of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by SELLER upon request or deducted by SELLER from subsequent invoices, with interest accrued at the Interest Rate until the date paid or deducted.

  8.4     Right of Offset. A party (the "Invoking Party") hereto shall have the right to offset and/or net payments for any amounts due to the other Party against any amounts that are due the Invoking Party under this Agreement or any other agreement between SELLER and BUYER.

  REMEDIES FOR FAILURE TO DELIVER/RECEIVE.

  9.1     SELLER Failure. If SELLER fails to schedule and/or deliver all or part of the Contract Energy or to provide Contract Unforced Capacity as required under this Agreement, and, with respect to a failure to schedule, such failure is not excused by the Plant's unavailability, or, with respect to a failure to schedule and deliver Contract Energy or to provide Contract Unforced Capacity, such failure is not excused by Force Majeure or by BUYER's failure to perform, then SELLER shall pay BUYER, within five (5) Business Days of invoice receipt, an amount for such Contract Energy and/or Contract Unforced Capacity not scheduled, delivered or provided equal to the product of (a) the quantity of such Contract Energy and/or Contract Unforced Capacity not scheduled, delivered or provided, and (b) the positive difference, if any, obtained by subtracting the Contract Price from the Replacement Price; provided however, that the Plant's unavailability shall not excuse SELLER's failure to so schedule or deliver if the unavailability is caused by SELLER's or the Transaction Affiliate's gross negligence. The invoice of such amount shall include a written statement explaining in reasonable detail the calculation of such amount.

  9.2     BUYER Failure. If BUYER fails to accept all or part of the Contract Energy or Contract Unforced Capacity delivered or provided by SELLER pursuant to this Agreement, and such failure is not excused by Force Majeure or by SELLER's failure to perform, then BUYER shall pay SELLER, within five (5) Business Days of BUYER'S invoice receipt, an amount for such Contract Energy and/or Contract Unforced Capacity not accepted equal to the product of (a) the quantity of such Contract Energy and/or Contract Unforced Capacity not accepted and (b) the positive difference, if any, obtained by subtracting the Sales Price from the Contract Price. The invoice of such amount shall include a written statement explaining in reasonable detail the calculation of such amount.

  DEFAULT, TERMINATION AND LIABILITY.

  10.1     Breach, Cure and Default.

       10.1.1   Breach. A breach of this Agreement shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement as described in Section 10.1.2. of this Agreement; provided, however, that the SELLER's or the BUYER's failure to deliver and/or provide, or to accept, as applicable, the Contract Energy and/or Contract Unforced Capacity shall be considered a breach of this Agreement, the sole cure and remedy for which is set forth in Article 9 of this Agreement.

       10.1.2   Events of Breach. A breach of this Agreement shall include: (a) the failure to pay any amount due, unless such amount is disputed in compliance with Section 8.3 of this Agreement; (b) except as provided in Article 9 of this Agreement, the failure to comply with any material term or condition of this Agreement; (c) the appointment of a receiver, liquidator or trustee for a Party, or of any property of a Party, if such receiver, liquidator or trustee is not discharged within thirty (30) days; (d) the entry of a decree adjudicating a Party bankrupt or insolvent if such decree is continued undischarged and unstayed for a period of thirty (30) days; (e) the filing by a Party of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law; or (f) the failure to provide Performance Assurance, as required pursuant to Article 21 hereof.

       10.1.3   Cure and Default.

            (a) With respect to a breach under Section 10.1.2(a) of this Agreement, the Party in breach (the "Breaching Party") shall be in default of this Agreement if it fails to cure such non-payment within three (3) Business Days after receipt of a written demand for payment from the other Party (the "Non-Breaching Party").

             (b) With respect to a Party's breach under Section 10.1.2(b) of this Agreement, the Breaching Party shall be in default of this Agreement (i) if it fails to cure its breach within thirty (30) days after its receipt of written notice of such breach from the Non-Breaching Party providing reasonable detail of such breach, or (ii) if the breach is such that it cannot be cured within thirty (30) days, the Breaching Party does not in good faith commence within thirty (30) days all such steps as are commercially reasonable efforts that are necessary and appropriate to cure such breach and thereafter diligently pursue such steps to completion.

             (c) With respect to the events described in Section 10.1.2(c), (d) or (e), the Breaching Party shall be in default of this Agreement immediately upon the occurrence of any such events.

             (d) With respect to a Party's breach under Section 10.1.2(f) of this Agreement, the Breaching Party shall be in default if it fails to cure such breach within three (3) Business Days after receipt of a written demand for Performance Assurance.

       10.1.4   Remedies Upon Default. Upon a Party's default as described in Section 10.1.3, the non-defaulting Party shall be entitled to: (i) suspend performance of its obligations hereunder immediately upon delivering written notice to the Breaching Party of its intent to exercise its suspension rights; (ii) continue performance under this Agreement and exercise such other rights and remedies as it may have in equity, at law or under this Agreement; or (iii) terminate this Agreement in accordance with Section 10.2 hereof.

       10.1.5   Waiver. No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and executed by each Party. Any waiver that is not in writing and executed by each Party shall be null and void from its inception. No express waiver in any specific instance as provided in a required writing shall be construed as a waiver in future instances unless specifically so provided in the required writing. No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party. The failure of any Party to insist in any one or more instances upon the strict performance or any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right. Further, delay by any Party in enforcing its rights under this Agreement shall not be deemed a waiver of such rights.

  10.2     Right of Early Termination. If a Breaching Party is deemed to be in default of this Agreement as described in Section 10.1.3, the Non-Breaching Party shall have the right to designate a day, no earlier than the day such notice is effective and no later than twenty (20) days after such notice is effective, as an early termination date ("Early Termination Date"). Upon the occurrence of an Early Termination Date, this Agreement shall terminate and no further payments or deliveries, or receipt of deliveries under this Agreement will be required to be made, except as provided in Section 10.4. The amount payable in respect of a default and any early termination of this Agreement shall be determined pursuant to Section 10.3.

  10.3     Remedies Upon Designation of an Early Termination Date; Settlement Amount. Upon the designation of an Early Termination Date, the Non-Breaching Party shall calculate a Settlement Amount. The "Settlement Amount" shall be an amount equal to the total losses, costs, and gains in connection with such early termination of this Agreement, including, any loss of bargain, cost of funding or, at the election of such Non-Breaching Party, but without duplication and consistent with such Non-Breaching Party's obligations to mitigate such losses and costs, losses and/or costs (including employee and consultant costs and reasonable attorneys' fees) incurred as a result of its obtaining, terminating, establishing or reestablishing any hedge in connection with this Agreement or replacement ofthis Agreement, and any losses and costs in respect of performance (or failure to perform) under this Agreement on or before the time of such termination. For purposes of this Section 10.3, "gains" shall mean an amount equal to the present value of the economic benefit to a Party, if any (exclusive of costs), resulting from the early termination of this Agreement. All losses, costs, and gains under this Section 10.3 shall be calculated in a commercially reasonable manner.

  For purposes of determining the Settlement Amount pursuant to this Section 10.3, the applicable quantity of Contract Capacity and Contract Energy shall be based upon the Unforced Capacity of the Plant as of the Early Termination Date. If, after the calculation of the Settlement Amount in accordance with this Section 10.3, the Breaching Party would be owed the Settlement Amount, the Non-Breaching Party shall be entitled, at its option, and in its discretion, to set-off against such Settlement Amount any amounts due and owing by the Breaching Party to the Non-Breaching Party under any other agreements, instruments or undertakings between the Breaching Party and the Non-Breaching Party. The remedy provided in this Section 10.3 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by law, contract or otherwise).

  10.4     Notice of Payment of Settlement Amount. As soon as practicable after an Early Termination Date, the Non-Breaching Party shall notify the Breaching Party of the amount of the Settlement Amount. The notice shall include a written statement explaining in reasonable detail the calculation of such amount and shall indicate the underlying assumptions, quotations, prices and forecasts, used to calculate the same. The Settlement Amount shall be paid by the Party owing such amount within two (2) Business Days after such notice. If the Breaching Party disagrees with the calculation of the Settlement Amount, the undisputed portion of such amount shall be paid and the Breaching Party shall have the right to dispute such calculation in accordance with the terms and conditions of this Agreement.

  10.5     Additional Remedies. Subject to the provision set forth in Section 10.1.1, a Party's right to terminate as the result of an occurrence of a default of this Agreement by any other Party shall not serve to limit the rights such Non-Breaching Party may have under law or equity as a result of such default.

  10.6     Mitigation of Damages. Except as provided in Sections 1.52 (Replacement Price) and 1.55 (Sales Price), a Non-Breaching Party has a duty to mitigate damages in the event of a default of this Agreement. The provisions of this Section 10.6 shall survive termination of this Agreement.

  10.7     Exclusion of Damages. Except as otherwise expressly provided in this Agreement, neither Party shall be liable for special, indirect, incidental, punitive or consequential damages (including, but not limited to, loss of profits or revenues, loss of use of any property, cost of substitute equipment, facilities or services, downtime costs or claims of third parties for such damages) under, arising out of, due to, or in connection with its performance or non-performance of this Agreement or any of its obligations herein, whether based on contract, tort (including, without limitation, negligence), strict liability, warranty, indemnity or otherwise. The provisions of this Section 10.7 shall survive termination of this Agreement.

  10.8     Liquidated Damages. The Parties acknowledge that in the event of certain breaches of this Agreement, the Non-Breaching Party will suffer substantial damages, and such damages will be difficult or impossible to quantify. As such, for certain breaches of this Agreement, including those described in Article 9, the Parties have agreed to liquidate damages. The Parties hereby agree that such liquidated damages provided in this Agreement are reasonable projections of the damages and hereby waive any defense as to the validity of those liquidated damages on the grounds that they are void as penalties or are not reasonably related to actual damages.

  CONTRACT ADMINISTRATION AND OPERATION.

  11.1     Company Representative. SELLER and BUYER shall each appoint a representative ("Company Representative") who will be duly authorized to act on behalf of the Party that appoints him/her, and with whom the other Party may consult at all reasonable times, and whose instructions, requests, and decisions shall be binding on the appointing Party as to all matters pertaining to the administration of this Agreement.

  11.2     Record Retention and Access. SELLER and BUYER shall each keep complete and accurate records and all other data required by either of them for the purpose of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities or the NYISO. All such records shall be maintained for a minimum of five (5) years after the creation of the record or data. SELLER and BUYER, on a confidential basis, will provide reasonable access to records kept pursuant to this Section 11.2. The Party seeking access to such records shall pay 100% of any out-of-pocket costs the other Party incurs to provide such access.

  11.3     Notices. All notices pertaining to this Agreement not explicitly permitted to be in a form other than writing shall be in writing and shall be given by same day or overnight delivery, electronic transmission, certified mail, or first class mail. Any notice shall be given to the other Party as follows:

  If to SELLER:

  Constellation Power Source, Inc.
  111 Market Place
  Suite 500
  Baltimore, MD 21202
  Attn: Contract Administration
  Fax: (410) 468-3540

  With a copy to:

  Constellation Power Source, Inc.
  111 Market Place
  Suite 500
  Baltimore, MD 21202
  Attn: General Counsel
  Fax: (410) 468-3499

  If to BUYER:

  Rochester Gas And Electric Corporation
  c/o New York State Electric & Gas Corporation
  18 Link Drive
  Binghamton, NY 13902
  Attn: Manager - Electric Supply
  Fax: (607) 762-8885

  With a copy to:

  Rochester Gas And Electric Corporation
  c/o New York State Electric & Gas Corporation
  18 Link Drive
  Binghamton, NY 13902
  Attn: Director - Supply
  Fax: (607) 771-0798

  If given by electronic transmission (including telex, facsimile, e-mail or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second Business Day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery. SELLER and BUYER may, by written notice to the other, change its representative(s), including its Company Representative, and the address to which notices are to be sent.

  BUSINESS RELATIONSHIP.

  12.1     This Agreement is not intended, and shall not be construed, to create any association, joint venture, agency relationship or partnership between the Parties or to impose any such obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act as or be an agent or representative of, or otherwise bind, the other Party.

  12.2     Each Party shall be solely liable for the payment of all wages, taxes, and other costs related to the employment by such Party of persons who perform this Agreement, including all federal, state, and local income, social security, payroll and employment taxes and statutorily-mandated workers' compensation coverage. None of the persons employed by either Party shall be considered employees of the other Party for any purpose.

  CONFIDENTIALITY.

  Except as otherwise required by law, each Party shall keep confidential the terms and conditions of this Agreement and the transactions undertaken hereto; provided, that each Party may provide this Agreement to any of its Affiliates, and each Party is responsible for the confidential treatment of this Agreement by its respective Affiliates. If a Party is required to file this Agreement with any regulatory body or court, it shall seek trade secret protection from such authority and notify the other Party of the requirement. The obligations of the Parties under this Article 13 shall remain in full force and effect for three (3) years following the expiration or termination of this Agreement. Notwithstanding any other provision in this Article 13, each Party may disclose this Agreement and the terms thereof in order to satisfy its reporting obligations to the Federal Energy Regulatory Commission ("FERC"), the Department of Energy ("DOE"), the Nuclear Regulatory Commission ("NRC"), or any other Governmental Authority without the other Party's consent; provided however, that with respect to disclosure in connection with reporting requirements to a Governmental Authority other than FERC, DOE, and the NRC, SELLER shall provide prior written notice of the proposed disclosure to BUYER and a reasonable opportunity for BUYER to take steps to obtain trade secret or other proprietary status for this Agreement; and provided further, however, that SELLER shall not request trade secret status from the New York Public Service Commission ("NYPSC") for any part of this Agreement disclosed by SELLER to FERC, DOE, or the NRC that becomes part of the public domain.

  GOVERNMENT REGULATION.

  This Agreement and all rights and obligations of the Parties hereunder are subject to all applicable federal, state and local laws and all duly promulgated orders and duly authorized actions of governmental authorities having proper and valid jurisdiction over the terms of this Agreement. To the extent required, this Agreement shall be filed for its effectiveness with the NYPSC under section 110(4) of the New York Public Service Law.

  GOVERNING LAW/CONTRACT CONSTRUCTION.

  This Agreement shall be interpreted, construed, and governed by the law of the State of New York, except for its conflicts of law provisions. For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed to be the drafter of this Agreement or any part hereof. The Section and Subsection headings of this Agreement are for convenience only and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

  AMENDMENT.

  16.1    The Parties may not modify, amend, or supplement this Agreement except by a writing signed by the Parties.

  16.2   This Agreement is not subject to change under Section 205 and 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual agreement of BUYER and SELLER. Consistent with FERC's August 1, 2002 Notice of Proposed Policy Statement in Docket No. PL 02-7-000, the Parties hereby affirm their mutual understanding of this Section 16.2 of this Agreement that the Parties intend that, absent the written agreement of both Parties to the proposed change, the standard for review for changes to this Agreement, proposed by a Party, a non-party, or the FERC acting sue sponte, shall be the "public interest" standard of review set forth in the United Gas Pipeline Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956). The Parties recognize that FERC's proposed policy statement has not been finalized and that this Agreement is being executed prior to FERC's finalization of its policy. By incorporating the specific language FERC proposed in the proposed policy statement, the Parties are evincing their intent that, to the maximum extent permitted by law, this Agreement is not subject to change by anyone for whatever the reason, absent the mutual written agreement of the Parties.

  BINDING EFFECT; NO THIRD-PARTY RIGHTS OR BENEFITS.

  This Agreement is entered into solely for the benefit of SELLER and BUYER, and their respective successors and permitted assignees, and therefore is not intended and shall not be construed to confer any rights or benefits on any third-party.

  ENTIRE AGREEMENT.

  This Agreement, including references to and incorporation of other agreements and tariffs, contains the complete and exclusive agreement and understanding between the Parties as to its subject matter.

  ASSIGNMENT.

  19.1     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assignees.

  19.2     General. Except as provided in this Article 19, neither Party shall assign or otherwise convey any of its rights, title, or interest under this Agreement without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed). Such consent may be withheld if (i) the assignee's creditworthiness or net worth is not equal to or above the assignor's creditworthiness or net worth or (ii) there exists any condition or circumstance with respect to the assignee that the consenting Party reasonably believes will negatively affect the assignee's ability to satisfy the assignor's obligations under this Agreement. The assignor shall promptly reimburse the other Party for all costs and expenses (including reasonable attorneys' fees) directly incurred by the other Party in connection with any such assignments pursuant to this Section 19.2. All assignments under this Section 19.2 shall consist of the same proportion of Contract Energy and Contract Unforced Capacity. Any assignment or delegation made without required consent shall be null and void.

  19.3     SELLER'S Assignment Rights. SELLER may, without BUYER's prior written consent, assign all of its rights and obligations hereunder to an Affiliate; provided, however, that SELLER shall not be released from liability under this Agreement following such an assignment in the absence of a written release from BUYER.

  19.4     BUYER'S Assignment Rights. BUYER shall have the right to assign this Agreement, in whole or in part, subject to a 50 MW minimum, without the consent of SELLER provided that: (a) BUYER provides ten (10) Business Days prior written notice of such assignment to SELLER, which notice shall identify the assignee, (b) the assignee agrees in writing to assume all of the liabilities and obligations under this Agreement, and (c) the assignee's Credit Rating is Investment Grade or better, or if the assignee's Credit Rating is not Investment Grade or better, the assignee provides credit from an entity which has a Credit Rating of Investment Grade or better that is in form and substance reasonably acceptable to SELLER; provided, however, that SELLER's consent shall be required for such an assignment if SELLER provides written notice to BUYER, within ten (10) Business Days after SELLER receives the notification described in subsection (a) above, describing a condition or circumstance with respect to the assignee that the SELLER reasonably believes will negatively affect the assignee's ability to satisfy the assignor's obligations under this Agreement.

  19.5     Except as otherwise provided in this Article 19, any permitted assignment of this Agreement shall relieve the assigning Party of obligations and liabilities under this Agreement that arise after the date of the assignment.

  SIGNATORS' AUTHORITY/COUNTERPARTS.

  The undersigned certify that they are authorized to execute this Agreement on behalf of their respective Party. This Agreement may be executed in two or more counterparts, each of which shall be an original. It shall not be necessary in proving the contents of this Agreement to produce or account for more than one such counterpart.

  ADEQUATE ASSURANCE OF PERFORMANCE

  21.1     If either Party has reasonable grounds to believe that the other Party's ability to perform this Agreement has become unsatisfactory, the Party with such belief (the "Requesting Party") shall have the right to demand by written notice adequate assurance of performance ("Performance Assurance") from the other Party (the "Impaired Party"). The amount of Performance Assurance so demanded shall be determined in a commercially reasonable manner. In the event the Impaired Party fails to provide such Performance Assurance within three (3) Business Days of receipt of notice, then such a failure to provide Performance Assurance shall be deemed to be a breach of this Agreement by the Impaired Party under Section 10.1.2(f) of this Agreement, and the Requesting Party will be entitled to the remedies set forth in Article 10 of this Agreement.

  21.2     For proposes of this Agreement, "Performance Assurance" shall mean collateral in the form of either cash, letter (s) of credit, or other security reasonably acceptable to the Requesting Party.

  FORCE MAJEURE.

  22.1     "Force Majeure" means an event that (a) is not within the control of the Party relying thereon, and (b) could not have been prevented or avoided by such Party through the exercise of reasonable diligence. Subject to the foregoing, Force Majeure includes, without limitation, floods, earthquakes, weather-related events, wars, civil disturbances or disobedience, strikes, actions or restraints by court order, governmental authority or arbitration award (so long as the Claiming Party (as defined below) has not sought and has opposed, to the extent reasonable, such actions or restraints). Force Majeure specifically excludes SELLER's ability to sell Contract Unforced Capacity or Contract Energy to a market at a price greater than the Contract Price, or BUYER's ability to purchase Contract Unforced Capacity or Contract Energy at a price lower than the Contract Price.

  22.2     To the extent either Party is prevented by Force Majeure from performing any of its obligations under this Agreement and such Party (the "Claiming Party") provides notice and reasonable evidence of the existence of the Force Majeure to the other Party as soon as practicable, then, unless expressly specified otherwise herein, the Claiming Party shall be excused from performance of its obligations hereunder (other than the obligation to make payments then due or becoming due with respect to the performance prior to the occurrence of the Force Majeure). The Claiming Party shall remedy the Force Majeure as reasonably as practicable. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure.

  22.3     Under no circumstances shall SELLER or BUYER claim that a modification or change in NYISO-adopted rules or procedures, including a modification or change to the NYISO OATT or NYISO Services Tariff, constitutes a Force Majeure, frustration of purpose, impossibility of performance, or otherwise constitutes an excuse for failure to perform under this Agreement.

  CONFLICTS.

  The Parties acknowledge and agree that this Agreement is an "Ancillary Agreement" as defined in the APA, and that this Agreement shall be subject to all terms and conditions applicable to Ancillary Agreements under the APA.

  FORWARD CONTRACT.

  The Parties acknowledge and agree that the transaction contemplated under this Agreement constitutes a "forward contract" within the meaning of the United States Bankruptcy Code, and the Parties further acknowledge and agree that each Party is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

  SURVIVAL.

  Notwithstanding any provisions herein to the contrary, the obligations set forth in Articles 12, 13, 14, 15 and 28 and Sections 10.6, 10.7 and 10.8 shall survive (in full force) the expiration or termination of this Agreement.

  SEVERABILITY.

  If any of the terms of this Agreement are finally held or determined to be invalid, legal or void by a regulatory agency or court decision, then all other terms of this Agreement shall remain in effect; provided that the Parties shall enter into good faith negotiations concerning the terms affected by such decision for the purpose of achieving conformity with requirements of any applicable law or regulation and the intent of the Parties.

  COOPERATION.

  The Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both of them will be required. If, during the Term, changes in the operations, facilities or methods of either Party will materially benefit a Party without detriment to the other Party, the Parties commit to each other to make reasonable efforts to cooperate and assist each other in making such change.

  DISPUTE RESOLUTION.

  28.1      All claims, disputes, and other matters concerning the interpretation and enforcement of this Agreement, shall be submitted to binding arbitration in New York, New York and shall be heard by three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.

  28.2     Only the Parties hereto and their designated representatives shall be permitted to participate in any arbitration initiated pursuant to this Agreement. The arbitration process shall be concluded not later than six (6) months after the date that it is initiated. The award of the arbitrators shall be accompanied by a reasoned opinion if requested by either Party. The award rendered in such a proceeding shall be final. The Parties shall keep the award, and any opinion issued by the arbitrators, confidential unless the Parties agree otherwise. Any award of amounts due shall include interest accrued at the Interest Rate until the date paid. Judgment may be entered upon the arbitration opinion and award in any court having jurisdiction.

  28.3     The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of a dispute. All negotiations pursuant to these procedures for the resolution of disputes will be confidential, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence and similarly applicable rules or regulations of any state or federal regulatory agency with jurisdiction over a Party.

  FURTHER ASSURANCES.

Upon the receipt of a written request from the other Party, each Party shall execute such additional documents, instruments and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Article 29.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement by the undersigned duly authorized representatives as of the date first stated above.
CONSTELLATION POWER SOURCE, INC	ROCHESTER GAS AND ELECTRIC CORPORATION
By: /s/Thomas V. Brooks Thomas V. Brooks President	By: /s/Joseph J. Syta Joseph J. Syta Controller and Treasurer

SCHEDULE A

Capacity Prices and Energy Prices

Contract Year	Capacity Price (Winter Capability Period) ($ per kW/month)	Capacity Price (Summer Capability Period) ($ per kW/month)	Energy Price ($ per MWh)
Interim Period	$1.50	$2.20	$41.65
1	$1.50	$2.20	$41.65
2	$1.50	$2.20	$41.65
3	$1.50	$2.20	$41.65
4	$1.50	$2.20	$41.65
5	$1.50	$2.20	$41.65
6	$1.50	$2.20	$41.65
7	$1.50	$2.20	$41.65
8	$1.50	$2.20	$41.65
9	$1.50	$2.20	$41.65
10	$1.50	$2.20	$41.65

SCHEDULE B

Capability Period Percentages

Contract Year	Winter Capability Period and Summer Capability Period
1	90
2	90
3	90
4	90
5	90
6	90
7	90
8	90
9	90
10	90

SCHEDULE C

Monthly Energy Price Factors

Month	On-Peak	Off-Peak
January	1.32	0.89
February	1.32	0.89
March	1.20	0.76
April	1.20	0.76
May	1.08	0.79
June	1.18	0.81
July	1.46	0.95
August	1.46	0.95
September	1.07	0.76
October	1.06	0.73
November	1.06	0.73
December	1.06	0.73